                                                                    EXHIBIT 99.1



                 SPECIALTY TELECONSTRUCTORS RENAMED OMNIAMERICA

                            -NEW TICKER SYMBOL:XMIT-

        -NEW NAME BETTER REFLECTS COMPANY'S WIDE RANGE OF CAPABILITIES-

ALBUQUERQUE, New Mexico, September 15, 1998 - Specialty Teleconstructors, Inc. (Nasdaq: SCTR) today announced that it has changed its name to OmniAmerica, Inc. and that it now trades on the Nasdaq Stock Market under a new ticker symbol, XMIT. The Company was formed in April through the merger of Specialty Teleconstructors, Inc. and OmniAmerica Holdings. At the time of the merger, it was announced that the combined company would initially be known as Specialty Teleconstructors and that it would trade under that company's ticker symbol, but soon be renamed OmniAmerica.

The merger of OmniAmerica and Specialty Teleconstructors created a leading full-service national transmission tower company, and the OmniAmerica name better reflects the company's wide range of tower-related capabilities. OmniAmerica's stated strategy is to accumulate owned and managed sites for its own account through acquisition and utilization of its site acquisition and construction resources, in addition to providing outside construction and site implementation services to the wireless communications and broadcasting industries.

A majority of the Company's shareholders have approved the name change, as well as the Company's reincorporation in Delaware.

The matters discussed in this press release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. Such risks and uncertainties include, but are not limited to, the following possibilities: increasing competition for tower sites, increasing difficulty in obtaining zoning and construction permits, difficulties in integrating acquisitions, changes in regulatory requirements, changes in telecommunications transmission technology, changes in outsourcing plans of telecommunications transmission companies and factors inherent in tower ownership and construction, such as the availability of experienced construction crews and damage and delays caused by inclement weather. A description of these factors, as well as other factors which could affect the company's business, is set forth in filings by the company with the Securities and Exchange Commission.

                                     -more-

OmniAmerica, Inc. owns, manages and develops multi-use telecommunications sites for radio and television broadcasting, paging, cellular, PCS and other wireless technologies; provides wireless infrastructure building and implementation services primarily for providers of wireless communication services in the United States; and manufactures and sells wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities. The Company has 26 field offices nationwide with corporate executive offices in Cedar Crest (Albuquerque), New Mexico, Cleveland, Los Angeles and West Palm Beach, Florida. OmniAmerica owns, has agreed to acquire or is currently constructing/developing for its own account a total of approximately 800 towers.

                                     # # #